Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

HeadHunter Group PLC:

We consent to the incorporation by reference in the registration statements (No. 333-231557 and No. 333-232778) on Form S-8, of HeadHunter Group PLC of our report dated March 13, 2020, with respect to the consolidated statements of financial position of HeadHunter Group PLC and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of income and comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, which report appears in the December 31, 2019 annual report on Form 20-F of HeadHunter Group PLC.

/s/ JSC “KPMG”

Moscow, Russia
March 13, 2020